Exhibit 4.2

FLIGHT SAFETY TECHNOLOGIES, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT TEMPLATE

Dated as of: ____________________

NON-QUALIFIED STOCK OPTION AGREEMENT by and between Flight Safety Technologies, Inc., a Nevada Corporation (the "Company") and [insert holder name] (the "Holder").

WHEREAS, the Company participated in a Share Exchange ("Share Exchange") with Flight Safety Technologies Operating, Inc., a Delaware Corporation ("FSTO") which became effective on September 1, 2002;

WHEREAS, pursuant to the Share Exchange, the Company and the Holder agreed to convert, at a rate of two and one half for one share, the outstanding options of the FSTO and to honor other terms of said FSTO options; and

WHEREAS, Holder had an option to purchase [insert number of old shares] shares of common stock in FSTO ("Old Option") which hereby is being converted to an option ("New Option") to purchase [insert number of new shares] new shares ("Shares") of common stock, $.001 par value ("Common Stock") of the Company at an exercise price of $2.00 per share.

NOW THEREFORE, Holder hereby accepts the New Options in exchange for the Old Options subject to the terms and conditions of this Non-Qualified Stock Option Agreement (the "Agreement").

[All recitals to be deleted for new director plans.]

1.     Grant of Option.

The Company hereby grants to Holder, an option ("Stock Option") to purchase an aggregate of [insert number of new shares] Shares of Common Stock of the Company at a price of $2.00 per share ("Exercise Price"), purchasable as set forth in and subject to terms and conditions of this option. The date of grant of this option is September 1, 2002 ("Date of Grant"). [Different for directors appointed after the Share Exchange on September 1, 2002]. Such Shares may be authorized but unissued shares, or shares acquired by the Company and held in its treasury, as the Board of Directors of the Company may determine. The options granted hereunder are nonqualified stock options ("NQSO's"), and thus are not to be construed as conforming with the strictures and requirements of Section 422 of the Internal Revenue Code of 1986, as amended.

This Agreement may be amended from time to time and all such amendments shall apply with full force and effect to the provisions of this Agreement and the Holder's exercise of options granted hereunder, provided no such amendment shall modify the Exercise Price, the number of Shares subject to options hereunder, or the number of options that have vested hereunder without the consent of the Holder or as expressly set forth herein.

2.     Vesting Exercise of Option and Provisions for Termination.

(a)     This option shall vest immediately and may be exercised until, but not after, August 31, 2005, subject to part (b) of this Section 2. [Post Exchange Directors: - This option shall vest in portions (a "Vested Portion") as follows: 25% on the date hereof; 25% on ___________, 200_; 25% on _________________, 200_; and 25% on __________________, 200_, (each such date being referred to as a "Vesting Date") and may be exercised for any Vested Portion until, but not after, the third anniversary of each Vesting Date]

(b)     Termination of Employment, Services, Disability or Death.

     (i)     Except as otherwise provided in this Agreement, in the event that a Holder ceases to be employed by, or provide service to, the Company for Good Reason (all as defined in paragraph (5) below), any Stock Option which is otherwise exercisable by the Holder shall continue to be exercisable in accordance with this Agreement, but in any event no later than the date of expiration of the Stock Option.

     (ii)     In the event the Holder ceases to be employed by, or provide service to, the Company on account of either (i) a termination for Cause by the Company or (ii) a termination by the Holder without Good Reason, any Stock Option held by the Holder shall terminate as of the date the Holder ceases to be employed by, or provide service to, the Company. In addition, notwithstanding any other provisions of this Section 2, if the Company determines that the Holder has engaged in conduct that constitutes Cause at any time while the Holder is employed by, or providing service to, the Company, or after the Holder's termination of employment or service, any Stock Option whether vested or unvested held by the Holder shall immediately terminate. In the event the Company determines that the Holder has engaged in conduct that constitutes Cause, in addition to the immediate termination of all Stock Options, the Holder shall automatically forfeit all shares underlying any exercised portion of a Stock Option for which the Company has not yet delivered the share certificates, upon prompt refund by the Company of the Exercise Price paid by the Holder for such shares (subject to any right of setoff by the Company).

     (iii)     In the event the Holder ceases to be employed by or provide service to the Company because the Holder is Disabled, any Stock Option which is otherwise exercisable by the Holder shall immediately and fully vest and thereupon may be exercised to the extent set forth in this Agreement, but in any event no later than the date of expiration of the Stock Option.

     (iv)     If the Holder dies while employed by, or providing service to, the Company, any Stock Option which is otherwise exercisable by the Holder shall immediately and fully vest and thereupon may be exercised by his lawful administrator executor, heirs, or beneficiaries to the same extent as the Holder could have exercised it or until an earlier date set forth in an Agreement, but in any event no later than the date of expiration of the Stock Option.

          (1)     For purposes of this Section 2(b):

               (A)     The term "Company" shall mean the Company and its subsidiary corporations.

               (B)     "Disability" or "Disabled" shall mean a Holder's becoming totally and permanently disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code, as amended, as evidenced by a written opinion of a competent physician provided to the Company prior to ninety (90) days after the termination of employment.

               (C)     "Cause" shall mean, except to the extent specified otherwise by the Company, a finding by the Company that the Holder has breached any provision of his or her terms of employment or service contract with the Company, including without limitation covenants against competition, or has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, or has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information.

               (D)     "Good Reasons" shall mean a termination or completion of an employment or engagement with the Company which occurs in accordance with the terms and conditions of such employment or engagement including, but not limited to, the expiration of a director's term on the Board of Directors of the Company or a substantial diminution in the nature and status of the Holder's duties, responsibilities and reporting relationships with respect to the Company, as determined by the Company.

3.     Exercise of Option and Payment of Purchase Price.

(a)     Exercise of Option. Subject to the conditions hereof, this option shall be exercisable by the Holder by giving written notice of exercise to the Company on the form attached hereto as Exhibit A, specifying the number of Shares to be purchased and the purchase price to be paid therefor and accompanied by payment in accordance with Section 3 hereof. Such exercise shall be effective upon receipt by the Treasurer of the Company of the written notice together with the required payment. The Holder shall be entitled to purchase less than the number of Shares covered hereby, provided that no partial exercise of this option shall be for less than 12,500 whole Shares.

(b)     Payment. Payment of the purchase price for Shares purchased upon exercise of this option shall be made by:

     (i)     Delivery to the Company of cash or check payable to the order of the Company in an amount equal to the purchase price of such Shares, plus any fees or costs of the Company or its transfer agent that are incurred in issuing and registering the Shares upon the books of the Company.

     (ii)     The Company may, in its discretion upon such terms and conditions as and if it deems appropriate, (a) accept the surrender by Holder of Holder's right to exercise a Stock Option, in whole or in part, and authorize a payment in consideration therefor of an amount equal to the difference obtained by subtracting the aggregate Exercise Price of the shares which are the subject of such surrendered Stock Option from the aggregate Fair Market Value of the shares which are the subject of such surrendered Stock Option on the date of such surrender (such amount not to be less than zero), such payment to be in shares of Common Stock equal to the foregoing difference divided by $2.00, by the delivery of shares of Common Stock that have been owned by the Holder for at least six months valued at the Fair Market Value of such shares on the date of exercise, or by a combination of these methods.

     (iii)     In the discretion of the Company, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the Exercise Price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

     (iv)     The Company may in its discretion also prescribe any other method of paying the Exercise Price that it determines to be consistent with applicable law and the purpose of this Agreement.

(c)     No fractional shares of Common Stock shall be issued or delivered pursuant to this Agreement. The Company shall determine whether cash shall be paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(d)     Fair Market Value. If Common Stock is publicly traded, then the "Fair Market Value" per share shall be determined as follows: (1) if the principal trading market for the Common Stock is a national securities exchange or the NASDAQ National Market, the last reported sale price thereof on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (2) if the Common Stock is not principally traded on such exchange or market, the mean between the last reported "bid" and "asked" prices of Common Stock on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Company determines. If the Common Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or "bid" or "asked" quotations as set forth above, the Fair Market Value per share shall be as determined by the Company.

4.     Delivery of Shares.

The Company shall, upon payment of the purchase price for the number of Shares purchased and paid for, make prompt delivery of such Shares to the Holder provided that if any law or regulation requires the Company to take any action with respect to such Shares before the issuance thereof, then the date of delivery of such Shares shall be extended for the period necessary to complete such action. No Shares shall be issued and delivered upon exercise of any option unless and until, in the opinion of counsel for the Company, any applicable requirements of the Securities Act of 1933 or Securities and Exchange Act of 1934, any applicable listing requirements of any national securities exchange on which stock of the same class is then listed, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been fully complied with.

5.     Non-transferability of Option.

(a)     General. Except as set forth in Section 5(b), this option is personal and no rights granted hereunder shall be transferred, assigned, pledged and hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this option or such rights, this option and such rights shall, at the election of the Company, become null and void.

(b)     Transfer to Family Members. The Holder may transfer this Option in amounts of not less than 25,000 shares as a gift to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, provided that the Holder receives no consideration for the transfer and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

6.     No Special Employment Rights.

Nothing contained in this Agreement shall be construed or deemed by any person under any circumstances to bind the Company or any of its subsidiaries to continue the services of Holder] for the period within which this option may be exercised. However, during the period of such employment or service, the Holder shall render diligently and faithfully the services which are assigned to the Holder from time to time by the Board of Directors or by the executive officers of the Company and its subsidiaries and shall at no time take any action which directly or indirectly would be inconsistent with the best interests of the Company or of its subsidiaries.

7.     Rights as a Stockholder.

The Holder shall have no rights as a stockholder with respect to any Shares which may be purchased by exercise of this option unless and until a certificate or certificates representing such Shares are duly issued and delivered to the Holder. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

8.     Adjustments to Awards; Change in Control.

(a)     Adjustment to Awards. In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, a sale by the Company of all or part of its assets that does not constitute a Change in Control (as defined below); or in the event of any distribution to stockholders of other than a normal cash dividend, the Company may in its sole discretion or, if required by the terms of an Agreement, shall make an equitable adjustment to the terms of any outstanding Awards including the Exercise Price and the number of shares of Common Stock that are subject to Awards, and such adjustment shall be final, conclusive and binding for all purposes.

(b)     Change in Control. Upon the occurrence of a Change in Control (as defined below), the Stock Option shall become exercisable in full (if applicable, and whether or not then exercisable) and any forfeiture and vesting restrictions thereon shall lapse. In its sole discretion, the Company shall determine that, upon the occurrence of a Change in Control:

     (i)     the Stock Option shall terminate within a specified number of days after notice to the Holder thereunder, and each such Holder shall receive, with respect to each share of Common Stock subject to the Stock Option, an amount equal to the excess of the Fair Market Value of such shares immediately prior to such Change in Control over the exercise price per share of the Stock Option; such amount shall be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or a combination thereof, as the Company shall determine in its sole discretion; or

     (ii)     the successor or acquiring corporation or Person shall expressly assume the due and punctual observance and performance of each and every covenant of this Agreement to be performed by the Company and all obligations and liabilities hereunder so that when and if the options granted hereunder are exercised the successor or acquiring Person shall issue and/or pay the Holder such cash and/or property as it paid to the holders of the Common Stock as a result of the Change of Control.

(c)     Defined. For purposes of this Agreement, a Change in Control shall be deemed to have occurred if:

     (1)     a tender offer (or series of related offers) shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company;

     (2)     the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, any employee benefit plan of the Company or its subsidiaries, and their affiliates;

     (3)     the Company shall sell substantially all of its assets to another corporation that is not wholly owned by the Company; or

     (4)     a Person (as defined below) shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record).

For purposes of this Section 8, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(I)(i) (as in effect on the date hereof) under the Exchange Act. Also for purposes of this Section 8, Person shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (1) the Company or any of its subsidiaries; (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (3) an underwriter temporarily holding securities pursuant to an offering of such securities; or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company.

9.     Withholding Taxes.

Whenever Shares are to be issued upon exercise of this option, the Company shall have the right to withhold or require the Holder to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares.

10.     Investment Representation, Restrictions on Sale, and Legend

(a)     The Holder represents that any Shares shall be acquired by the Holder for his or her own account for investment and not with a view to, or for sale in connection with, any distribution of such Shares, nor with any present intention of distributing or selling such Shares. The Holder further represents that he or she has made detailed inquiry concerning the Company, that the officers of the Company have made available to the Holder any and all written information which the Holder has requested, that the officers of the Company have answered to the Holder's satisfaction all inquiries made by the Holder and that the Holder has such knowledge and experience in financial and business matter that the Holder is capable of evaluating the merits and risks of an investment in the Company and able to bear the economic risk of that investment. By making payment upon exercise of this option, the Holder shall be deemed to have reaffirmed, as of the date of such payment, the representations made in this Section 10.

(b)     Shares issued to the Holder upon exercise of this option shall be subject to the following restriction and such restriction shall be affixed by a legend to stock certificates representing Shares:

"The shares of stock represented by this certificate (i) are subject to the restrictions on transfer contained in a Non-Qualified Stock Option Agreement dated as of September 1, 2003, between the Company and the holder of this certificate (a copy of which is available without charge from the Company), (ii) have not been registered under the Securities Act of 1933 and (iii) may not be transferred, sold or otherwise disposed of in the absence of an effective registration statement with respect to the Shares evidenced by the certificate, filed and made effective under the Securities Act of 1933, or an opinion of counsel satisfactory to the Company to the effect that registration under such Act is not required."

11.     No Representation or Warranty by Company.

The Holder acknowledges and agrees that the Company makes no representation or warranty as to the federal or state tax treatment of the options issued by the Company to Holder hereunder and Company shall have no liability or obligation to Holder whatsoever with respect to the federal or state income tax consequences to or treatment of Holder as a result of the grant or exercise of any options hereunder. The Holder understands and acknowledges that this Non-Qualified Stock Option Agreement has been prepared by counsel to the Company. Holder has thoroughly read and understands this Agreement and has had opportunity to consult with his or her own counsel, accountant or advisors as to the advisability, terms and conditions and federal and state tax consequences of the grant and exercise of the options granted hereunder.

12.     Market Stand-Off.

(a)     In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration Holder shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any Common Stock without the prior written consent of the Company or its underwriters. Such restriction (the "Market Stand-Off") shall be in effect for such period of time from and after the effective date of the final prospectus for the offering as may be requested by the Company or such underwriters.

(b)     Holder shall be subject to the Market Stand-Off provided and only if the other officers and directors of the Company are also subject to similar restrictions.

(c)     In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to Common Stock until the end of the applicable stand-off period and/or Holder shall execute such agreements as may be required by the Company or underwriters.

13.     Conditions Upon Issuance of Shares.

Shares shall not be issued pursuant to this Agreement unless the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or other stock trading system upon which the Shares may then be listed.

As a condition to any exercise under this Agreement, the Company may require the person exercising such Award to make such representations and warranties at the time of any such exercise as the Company may at that time determine, including without limitation, representations and warranties that (i) the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares in violation of applicable federal or state securities laws, and (ii) such person is knowledgeable and experienced in financial and business matters and is capable of evaluating the merits and the risks associated with purchasing the Shares.

14.     Transaction Approval under Rule 16b-3(d)(1).

This transaction has been approved by the Board of Directors of the Company in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

15.     General.

(a)     The Company shall at all times during the term of this option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith. The Company will, from time to time, use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

(b)     This Agreement represents and contains the complete agreement of the parties hereto concerning the options hereby granted and there are no other agreements, understandings, written or oral, concerning the same. The Agreement shall supercede and modify any other employment, consulting, stock option or other agreement between the Company and/or FSTO and the Holder which grants or refers to the options granted under this Agreement to the extent such employment, consulting, stock option or other agreement conflicts or is not consistent with the terms of the Agreement.

(c)     All notices under this Agreement shall be mailed by nationally recognized overnight courier or delivered by hand to the parties at their respective addresses set forth beneath their names below or at such other address as may be designated in writing by either of the parties to one another.

(d)     This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada regardless of the law that might otherwise apply under applicable principles of conflicts of laws.

(e)     The Agreement shall be binding upon and inure to the benefit of the Company and the Holder and each of their respective heirs, successors, and assigns, subject to Section 5 hereof.
Date of Grant: September 1, 2003	FLIGHT SAFETY TECHNOLOGIES, INC. /s/ Samuel A. Kovnat Samuel A. Kovnat Title: Chairman and Chief Executive Officer

HOLDER'S ACCEPTANCE

The undersigned hereby accepts the foregoing Flight Safety Technologies, Inc. Non-Qualified Stock Option Agreement dated as of ________________________________and agrees to the terms and conditions thereof.
Date	HOLDER